Exhibit 12.1


COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                                              FOR THE SIX MONTHS
                                                             FOR THE YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                                               ---------------------------------------------------------    -----------------------
                                                 1997         1998        1999        2000        2001        2001          2002
                                               ---------------------------------------------------------    -----------------------
Interest expense                               $    555     $    768    $    993    $  2,034    $  2,023    $    898       $  1,259
Capitalized interest                                 --           --          --          --          --          --             --
Amortization of premiums, discounts and
  capitalized expenses related to indebtedness       --          166         195         310         185          93            244
Estimated interest portion of rental expense      6,526        7,201       7,115       7,286       6,961       3,480          3,689
                                               ---------------------------------------------------------    -----------------------
Fixed charges                                  $  7,081     $  8,135    $  8,303    $  9,630    $  9,169    $  4,471       $  5,192
                                               =========================================================    =======================

Income (loss) before income taxes              $(33,051)    $     21    $  2,869    $ 70,496    $ 38,871    $ 37,378       $(33,261)
Fixed charges                                     7,081        8,135       8,303       9,630       9,169       4,471          5,192
Less: interest charges capitalized                    0            0           0           0           0           0              0
Amortization of capitalized interest                  0            0           0           0           0           0              0
                                               ---------------------------------------------------------    -----------------------
Earnings (loss)                                $(25,970)    $  8,156    $ 11,172    $ 80,126    $ 48,040    $ 41,849       $(28,069)
                                               =========================================================    =======================
Ratio of earnings to fixed charges                    *         1.00x       1.35x       8.32x       5.24x       9.36x             *

*Earnings are inadequate to cover fixed charges in these periods. The earnings deficiency for the year ended December 31, 1997 is $33,051 and for the six months ended June 30, 2002 is $33,261.